EXECUTION COPY











                      PIPELINE SALE AND PURCHASE AGREEMENT



                                     BETWEEN



                           TEPPCO CRUDE PIPELINE, L.P.

                                       AND

                             GENESIS CRUDE OIL, L.P.

                                       AND

                          GENESIS PIPELINE TEXAS, L.P.

                      PIPELINE SALE AND PURCHASE AGREEMENT


         AGREEMENT executed this 14th day of October, 2003 to be effective at 7 a.m. Central Daylight Time on November 1, 2003 ("Effective Time"), between TEPPCO Crude Pipeline, L.P., a Delaware limited partnership ("Buyer"), and Genesis Pipeline Texas, L.P., a Delaware limited partnership ("GPTX"), and Genesis Crude Oil, L.P., a Delaware limited partnership ("GCO"); GPTX and GCO are collectively called "Sellers". Buyer and Sellers are sometimes individually called "Party" and sometimes collectively called "Parties".

         Certain terms used in this Agreement are defined in Article 15.

         In consideration of the premises and the mutual covenants and conditions contained herein, the Parties agree as follows:

1. DESCRIPTION OF SALE PROPERTY. DESCRIPTION OF SALE PROPERTY

         The property that is the subject of this Agreement ("Sale Property") consists of the Pipeline System and the Crude Marketing Business.

         1.01 Description of Pipeline System.01 Description of Pipeline System.
(a) The Pipeline System consists of a portion of the crude oil pipeline systems known as the North System and the West Columbia System, as generally described in the description, marked Exhibit "A-1," attached hereto, and generally located as shown on the maps, marked Exhibit "A-2," attached hereto (the "Pipeline System"); and

                  (b) The specific assets and properties comprising the Pipeline System are the following:

                           (i) the real estate described in Exhibit "B-1";

                           (ii) the easements, rights of way, permits, licenses
and other grants described in Exhibit "C-1";

                           (iii) the pipelines, and related valves, motors,
pumps, meters, tools, spare parts inventory segregated specifically for use by and with the North and West Columbia Systems, compressors and other equipment, vehicles (including automobiles, trucks, trailers, tankers and other vehicles leased or owned by GPTX), telecommunications equipment, personal property and fixtures, described in Exhibit "D-1";

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                           (iv) any legally assignable environmental and other
governmental permits, licenses, orders, franchises and related instruments, authorizations or rights relating to the ownership, use, maintenance or operation of the Pipeline Systems as listed in Exhibit K ("Permits");

(v) the contracts and agreements listed in Exhibit "E", together with any other contracts or agreements relating exclusively to or which are reasonably necessary for the use of the Pipeline System ("Pipeline Contracts"), provided that Buyer shall not be obligated to assume any liability or obligation under any contract that is not specifically listed in Exhibit "E"; and

                           (vi) all books, records and files including
electronic records, files and data of GPTX relating to the Pipeline System, including, accounting records, property accounting records, environmental and operating records (including maps and records in GPTX's possession as required under 49 CFR ss. 195.404 and governmental permits and licenses in GPTX's possession), legal or governmental or agency notices and correspondence, customer lists and information, charts, maps, surveys, drawings and prints.

                  (c) The Pipeline System does not include any of the property described in Exhibit "F," attached hereto and made a part hereof ("Excluded Property").

         1.02 Description of the Crude Marketing Business. The Crude Marketing Business consists of the following:

                  (a) All Assigned Crude Marketing Contracts described in Exhibit "G" (including the purchase contracts, sales contracts, buy/sell agreements and division orders described thereon);

(b) the account balances for all Suspense Account Funds (as defined in Section 8.07(a)) held or retained by GCO attributable to the Sale Property with respect to all Suspense Account Payees that are due and owing prior to the Effective Time;

(c) crude oil inventory owned by GCO at the Effective Time and held in connection with gathering and marketing business subject to this Agreement;
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(d) crude oil custody transfer facilities connected to the pipelines described at Exhibit "H-1" ("Custody Transfer Facilities);

(e) equipment leases and rental contracts described in Exhibit "H-2" ("Crude Oil Equipment Leases and Rental Contracts");

(f) gathering agreements and other agreements of a similar nature listed at Exhibit "I" ("Gathering Agreements"); and

(g) All records and files of the Crude Marketing Business, including but not limited to hard copy division order files; contract and agreement information including date, term, price, bonus and posting information; divisions of interests by well including owner information, type interests and pay codes; all well master records with legal descriptions and operator name and address; unit information and tract allocation percentages; tank table information; Minerals Management Service and state lease information inclusive of Texas Railroad Commission and/or applicable state and federal lease numbers; suspense and suspense pay code legend information; and well tax and tax exempt owner information pertaining to the wells related to Assigned Crude Contracts described at Exhibit "G."


2. PURCHASE AND SALE OF SALE PROPERTY

         2.01 Sale and Delivery of Property. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing provided for in Section
2.03, Sellers shall sell, transfer, convey, assign and deliver to Buyer, or to an Affiliate of Buyer designated by Buyer, and Buyer shall purchase, acquire and accept from Sellers, as of the Effective Time all of Sellers' right, title and interest in and to the Sale Property.

         2.02 Consideration. In consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of Seller's interest in and to the Sale Property, Buyer shall, at the Closing, in addition to fulfilling its other obligations hereunder, deliver, or cause to be delivered, funds in the amount of $20,870,000.00 ("Purchase Price").

         2.03 Closing. The closing of the sale and purchase contemplated by this Agreement (the "Closing") shall take place on October 31, 2003 at the offices of Genesis at 9:00 a.m., Central Daylight Time (unless another date and time or location are agreed upon in writing by the Parties), or, if all conditions set forth in Articles 6 and 7 have not been satisfied (or waived by the Party entitled to the benefit thereof) by such date, then on such other date and time as shall be agreed upon in writing by the Parties. The Parties further agree that the Closing may be consummated by the exchange of the closing documents and items referred to in Section 2.04 hereof by any available means, including courier delivery, U.S. mail or facsimile transmission.

         2.04     Deliveries at Closing.

                  (a) At the Closing, Sellers shall deliver to Buyer or its
                      designee the following:

                           (i) deeds, assignments, bills of sale and other
conveyance instruments conveying to Buyer all of GPTX's right, title, and interest in and to the Pipeline System and all of GCO's right, title and interest in and to the Crude Marketing Business (the "Conveyance Instruments"), each in a form mutually agreed upon by the Parties;

                           (ii) a certificate of the Secretary or Assistant
Secretary of the general partner of Sellers evidencing the incumbency and specimen signature of each of the corporate officers executing documents on behalf of each Seller; and

                           (iii) any other agreements, documents, instruments
and writings required to be delivered by Sellers or an Affiliate of Sellers to Buyer at or prior to the Closing pursuant to this Agreement, including without limitation the Transition Services Agreement and Division Agreement.

                  (b) At the Closing, Buyer will deliver or cause to be delivered to Sellers the following:

                           (i)      the Purchase Price;

                           (ii) a certificate of the Secretary or Assistant
Secretary of the general partner of Buyer evidencing the incumbency and specimen signature of each of the corporate officers executing documents on behalf of Buyer; and

                           (iii) any other agreements, documents, instruments
and writings required to be delivered by Buyer to Sellers at or prior to the Closing pursuant to this Agreement.

         2.05 Allocation. The Parties agree that the valuations established in Exhibit "Q" attached hereto reflect the fair market value of the Sale Property at the time of Closing. The Parties further agree that the Purchase Price for the Sale Property shall be allocated among the assets conveyed to Buyer hereunder in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. The Parties agree to cooperate in good faith in the allocation of the Purchase Price and the completion and filing of the United States Federal income tax Form 8594 in accordance with the price allocation. The Parties further agree that they will report the tax consequences of the purchase and sale hereunder in a manner consistent with the valuations established in Exhibit "Q" and that they will not take any positions inconsistent therewith in connection with the filing of any tax return.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Sellers hereby jointly and severally make the following representations and warranties to Buyer as of the date of this Agreement, which representations and warranties must be true in all material respects at and as of the Closing (except for any changes contemplated by the terms of this Agreement or consented to by Buyer in writing) as a condition to Buyer's obligations at the Closing:

         3.01 Organization and Authority. Sellers are limited partnerships duly organized and validly existing in good standing under the laws of the State of Delaware, are duly qualified to transact business in the State of Texas and have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Sellers has been duly and validly authorized by all necessary action of Sellers.

         3.02 Execution and Effect. This Agreement has been (and at Closing each other agreement that is required by this Agreement to be executed and delivered by Sellers or Affiliates of Sellers at Closing will be) duly and validly executed and delivered by Sellers or their Affiliates and assuming the due authorization, execution and delivery by Buyer, constitutes valid, binding and enforceable obligations of Sellers or the Affiliates of Sellers executing the agreement.

         3.03 No Violation. Neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby (a) violates any provision of the partnership agreements of Sellers, (b) constitutes a material breach of or default (or an event that, with the giving of notice or passage of time or both, would constitute a default)under, or will result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon Sellers' interest in the Sale Property under, any material contract, commitment, understanding, agreement, arrangement or restriction of any kind or character to which Sellers are a party or by which Sellers or any of the Sale Property is bound (provided, however, that this subsection 3.03 (b) shall not be construed as constituting a representation or warranty as to either (i) whether or not the consent of any third party is required to assign any of the Sellers Assigned Rights (as defined in Section 5.04) or (ii) the effect of failing to obtain any such required consent), or (c) to the best of Sellers' knowledge violates in any material respect any statute, law, regulation or rule, or any judgment, decree, order, writ or injunction of any court or governmental authority applicable to Sellers, which violation might adversely affect the ability of Sellers to perform their obligations under this Agreement.

         3.04 Interests in Real Property. (a) the easements and other rights of way listed on Exhibit "C-1" are free and clear of any lien or encumbrance created by GPTX, and (b) the fee simple interests listed on Exhibit "B-2" are free and any lien, encumbrance or claim to title of any third party claiming by, through or under GPTX; except in each case for liens, encumbrances or claims (i) listed on Exhibit "C-2" in the case of right of way interests or "B-2" in the case of fee simple interests, (ii) filed as a matter of public record, (iii) relating to taxes not yet due and payable, or to taxes or other claims being contested or disputed in good faith by GPTX, or (iv) that will not impair the ability of Buyer to conduct the business of the Pipeline System in the manner heretofore conducted by GPTX.

         3.05 Ownership of Personal Property. The personal property included in the Sale Property is free and clear of all liens, claims, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, except for (a) those that are not material in amount or do not interfere with the operations of the Sale Property as presently conducted, (b) those disclosed on Exhibit "D-2" attached hereto, (d) those that will have been released on or prior to the Closing, and (e) liens for taxes not yet due and payable, or for taxes or other claims being contested or disputed in good faith by Sellers.

         3.06 Condition of Sale Property. Buyer shall acquire and accept the Sale Property "AS IS," "WHERE IS" and, except for and only to the extent of the express representations and warranties set forth in this Article 3. ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SALE PROPERTY, WHETHER EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE.

         3.07 Conduct of Business. Since December 3, 1996, the business conducted by Sellers with the Sale Property has been conducted in the ordinary course of business.

         3.08 Litigation. Except as set forth in Exhibit "J," attached hereto and made a part hereof, there are no material judgments, orders, writs or injunctions of any court or governmental authority or other regulatory or administrative agency, commission or arbitration panel, domestic or foreign, presently in effect or pending, or to the best of Sellers' knowledge threatened, against Sellers with respect to their interests in the Sale Property, and there are no material claims, actions, suits, proceedings or investigations by or before any court or governmental authority or other regulatory or administrative agency, commission or arbitration panel pending by or, to the best of Sellers' knowledge threatened, against Sellers with respect to their interest in the Sale Property.

         3.09 Compliance with Applicable Law.Except (a) for such non-compliance as is not material with regard to Sellers' operation and use of the Sale Property as presently conducted, and (b) with respect to Environmental Requirements (as defined in Section 10.02(c) below), which are addressed in
Section 3.14(b) below, to the best of Sellers' knowledge, Sellers are in compliance in all material respects with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to their operation and use of the Sale Property as presently conducted and Sellers have not received any written notification that they are not presently in compliance therewith in any material respect.

         3.10 Taxes. All returns required to be filed by federal, state or local laws with respect to the Sale Property or its operations have been timely filed, and all taxes imposed or assessed, whether federal, state or local, on the Sale Property have been timely paid.

         3.11 Bulk Sales. The Sale Property does not constitute all or substantially all of the assets of either Seller.

         3.12 Preferential Purchase Rights.There are no preferential purchase rights, options or other rights in any person or entity, not a party to this Agreement, to purchase or acquire any interest in the Sale Property, in whole or in part.

         3.13 Sellers Employees. Sellers have not entered into any contract or promise of employment with any person in respect of the Sale Property that will be enforceable against Buyer and that cannot be terminated by Buyer at or prior to the Closing, or that applies to any time period after the Effective Time.

         3.14     Environmental Matters.

                  (a) To the best of Sellers' knowledge and other than as disclosed in Exhibit "R", the Sale Property is in compliance with applicable Environmental Requirements and there is no Environmental Condition relating to the Sale Property.

                  (b) To the best of Sellers' knowledge, all of the permits, licenses and other governmental authorizations required by applicable Environmental Requirements for Sellers to operate the Sale Property in the manner and in the areas in which the Sale Property is presently being operated have been granted by the appropriate authority; a list of such permits and licenses is set forth as Exhibit "K," attached hereto and made a part hereof. Sellers do not represent that all such permits and licenses are transferable or assignable. To the best of Sellers' knowledge, such permits, licenses and other governmental authorizations are valid and in full force and effect. There are no material actions or proceedings for the revocation thereof or any other material action or proceeding before any governmental department, commission, board, bureau, agency, court or instrumentality.

         3.15 Books and Records. GPTX represents and warrants that the books and records of GPTX made available to Buyer or an affiliate of Buyer by GPTX for inspection prior to Closing ("GPTX Records") include copies of substantially all of the contracts, leases and easements and other instruments granting rights of way identified on Exhibit "C-1", and that to the best of GPTX's knowledge such GPTX Records include all material written amendments and modifications to, or written notices to GPTX asserting a material claim or demand of third party with respect to, such contracts, leases and easements and other instruments granting rights of way.

         3.16 No Consents Required. Except for applicable Governmental Body filings under the HSR Act and as disclosed in Exhibit "P", to the best of Sellers' knowledge, there are no consents, approvals, or authorizations of, or declarations, filings, pre-filings, pre-transfer clearances or registrations with or notices to, a Governmental Body required to close the transactions contemplated hereby.

         3.17 Contracts. (a) The Contracts described in Exhibit "E" include (i) all service, maintenance, utility, and management contracts affecting the Sale Property to which Sellers are a party or to which the Sale Property is subject, which require payments or commitments in excess of $100,000 per year, or have a remaining term of one
(1) year or more, (ii) all transportation, treatment, storage, purchase and sale contracts applicable to the businesses of GPTX conducted with the Sale Property to which GPTX is a party or to which the Sale Property is subject, which require payments or commitments in excess of $100,000, or have a remaining term of one
(1) year or more, and (iii) all other Contracts to which GPTX is a party or to which the Sale Property is subject that are necessary for the conduct of the business of GPTX conducted with the Sale Property. To the best of Sellers' knowledge, (A) all the Contracts are currently in full force and effect, (B) there is no default, or action or omission of any third party or of either Seller which either currently or with the giving of notice or passage of time or both would constitute a material default under any of the Contracts, and (C) there are no undisclosed rebates or discounts payable to any party under any of the Contracts.

                  (b) The Assigned Crude Contracts and the Gathering Agreements constitute substantially all of the contracts to which GCO is a party for the purchase, sale, exchange or gathering of crude oil in the conduct of the Crude Marketing Business as of the date hereof, and, to the best of GCO's knowledge,
(A) all the Assigned Crude Contracts and Gathering Agreements are currently in full force and effect, (B) there is no default, or action or omission of any third party or of GCO which either currently or with the giving of notice or passage of time or both would constitute a material default under any of the Assigned Crude Contracts or the Gathering Agreements, and (C) there are no undisclosed rebates or discounts payable to any party under any of the Assigned Crude Contracts or Gathering Agreements.

         3.18 Permits. To the best of GPTX's knowledge, the Permits are all of the governmental permits, including environmental permits, licenses, orders, franchises and related instruments that are presently held by GPTX or by its Affiliates relating to the ownership or operation of the Sale Property. To the best of GPTX's knowledge, no proceeding is pending and no threat has been received in writing seeking to revoke or limit any Permit. To the best of GPTX's knowledge, the Permits constitute all the Permits necessary for GPTX's operation of the Sale Property and the business as currently conducted with the Sale Property.

         3.19 Storage Tanks. To the best of Sellers' knowledge, there are no storage tanks contained wholly under ground level in use or abandoned on the Sale Property.

         3.20 Assets. Except for the Excluded Assets, the assets listed in Exhibits "B-1," "C-1," and "D-1" entail substantially all of the assets used by GPTX in the conduct of the business of the

Pipeline System as of the date hereof. There are no agreements or options to sell, lease or grant rights of first refusal that relate to any of such assets. Except for the Excluded Assets, the assets listed in Exhibit "H-1" and the assets under lease listed in Exhibit "H-2" entail substantially all of the assets used by GCO in the conduct of the Crude Marketing Business as of the date hereof. There are no agreements or options to sell, lease or grant rights of first refusal that relate to any of the assets listed in Exhibit "H-1," and to the best of GCO's knowledge there is no default, or action or omission of any third party or of GCO which either currently or with the giving of notice or passage of time or both would constitute a material default, under any of the GCM Equipment Leases.

         3.21 Labor Unions. There are no collective bargaining agreements with any union currently in force with Sellers or any Affiliates of Sellers related to the Sale Property or the businesses conducted therewith and there are no pending or, to the best of Sellers' knowledge, threatened organizing campaigns or pending applications for certification or collective bargaining unit notices which have been served on Sellers or any Affiliate of Sellers with respect to the Sale Property or the businesses conducted therewith.

         3.22 Non-foreign Entity. Neither Seller is a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate for purposes of U.S. income taxation.

         3.23 Authorized Expenditures. There are no outstanding authorizations or expenditures respecting the Sale Property for which Sellers or Buyer will be liable other than ordinary trade payables and well connections made in the ordinary course of business pursuant to which such expenditures are or may be required to be made.

         3.24 Third Party Consents. To the best of Sellers' knowledge, Exhibit "P" lists all required third party consents for the assignment of the Sale Property to Buyer.


4. REPRESENTATIONS AND WARRANTIES OF BUYER. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby makes the following representations and warranties to Sellers as of the date of this Agreement, which representations and warranties must be true in all material respects at and as of the Effective Time (except for any changes contemplated by the terms of this Agreement or consented to by Sellers in writing) as a condition to Sellers' obligations at the Closing:

         4.01 Organization and Authority. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware, is duly qualified to transact business in the State of Texas, and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action of Buyer.

         4.02 Execution and Effect. This Agreement has been (and at Closing each other agreement that is required by this Agreement to be executed and delivered by Buyer at Closing will be) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Sellers, constitutes a valid, binding, and enforceable obligation of Buyer.

         4.03 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (a) violates any provision of the partnership agreement of Buyer, (b) constitutes a material breach of or default (or an event that, with the giving of notice or passage of time or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the assets of Buyer under, any material contract, commitment, understanding, agreement, arrangement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets is bound, or (c) to the best of buyer's knowledge violates in any material respect any statute, law, regulation or rule, or any judgment, decree, order, writ or injunction of any court or governmental authority applicable to Buyer or any of its assets.

         4.04 Investigation of Books and Records. Buyer is experienced and knowledgeable in transactions of the type contemplated by this Agreement and (a)
 has or, assuming Sellers comply with their obligations set forth in Section
5.02 hereof to provide Buyer access to the books and records pertaining to the Sale Property, will have reviewed the books and records pertaining to the Sale Property and has, or by the Closing will have, fully satisfied itself with respect thereto and (b) acknowledges that it is purchasing the Sale Property based solely upon its own investigation and examination of such books and records, the environmental investigation referred to in Section 8.10, and the express representations and warranties of Sellers set forth in Article 3 hereof.

5. OTHER OBLIGATIONS OF THE PARTIES. OTHER OBLIGATIONS OF THE PARTIES

         5.01 Conduct of Business Pending Closing. From the date hereof to the Effective Time, Sellers shall (i) operate and maintain the Sale Property in good working order, condition and repair in accordance with past practices (including, without limitation, a mutually agreeable level of linefill and other minimum operating inventory), and in compliance with all applicable agreements, laws and regulations, and (ii) conduct its business with respect to the Sale Property only in the ordinary course, consistent with past practices, or as specifically contemplated hereby.

         Without limiting the generality of the foregoing, except as expressly provided in this Agreement, from the date hereof through the Effective Time Sellers shall not, without the prior written consent of Buyer:

                  (a) sell, transfer, encumber, or otherwise dispose of any assets comprising the Sale Property without the written consent of Buyer;

                  (b) enter into any material agreements, commitments or contracts affecting the Sale Property unless necessary to maintain public safety and operational integrity of the Sale Property;

                  (c) make any changes in the insurance coverage relating to the Sale Property; or

                  (d) agree or commit to do any of the foregoing.

         5.02 Access to Books, Records and Pipeline System. Consistent with the Confidentiality Agreement, Sellers will have permitted Buyer access at any time prior to and up to Closing, upon such advance notice to Sellers as is reasonable under the circumstances existing at the time notice is given, to the Sale Property and the books, contracts, commitments and records pertaining thereto, and have furnished Buyer during such period with such information concerning Sellers' business and operations with respect to the Sale Property as Buyer has reasonably requested. Prior to and after the Closing, Sellers shall provide Buyer with all files, information (other than shipper information) and data in the possession of Sellers that relate directly to: (a) the present ability of the Sale Property to comply in all material respects with applicable requirements concerning environmental law or laws for the protection of occupational health and safety, or (b) the presence of pollutants, toxic elements or contaminants in the air, surface or subsurface, including groundwater, of the Sale Property, which would materially affect the Sale Property.

         5.03 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the Parties' respective obligations hereunder to be satisfied and to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to obtain promptly all waivers, permits, consents and approvals of, and to effect all registrations, filings and notices with or to, third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement, including, without limitation, filings to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); provided, however, that no Party shall be required to make any material expenditure or commitment therefore in order to obtain any such waiver, permit, consent or approval. All notices to third parties shall be jointly coordinated among the Parties.

         5.04 Assignments Requiring Consents. To the extent that the assignment of any rights of Sellers under leases, easements, rights of way, permits, including permits relating to environmental laws or any occupational health or safety laws, licenses, franchises or any other conveyance, agreement or proceeding (collectively, the "Sellers Assigned Rights") shall require the consent of any other party thereto, Sellers shall use reasonable commercial efforts to obtain the required consent for a reasonable time following Closing. The refusal of any of said other parties to give such consent or the fact that the attempted assignment of any rights by Sellers is ineffective shall not constitute a breach of any of the representations, warranties or covenants of Sellers hereunder, including without limitation the representation and warranty in Section 3.03(b), provided that Seller has complied with this Section 5.04 and, further, has assisted Buyer in making or seeking alternatives. Seller shall provide Buyer with copies of all correspondence requesting consent to the assignments described in this paragraph. Buyer shall cooperate with and assist Sellers in obtaining such consents, but shall in no case be liable for, and Sellers shall not agree to any payment or agree to or modify any arrangement that will result in the obligation of Buyer to make payments in excess of, the amount theretofore payable by Sellers, without the prior written consent of Buyer. In the event that neither Sellers nor Buyer is able to obtain any consent, and Buyer has not been able to make reasonably satisfactory alternative arrangements to eliminate the need to obtain such consent, then Sellers shall be obligated to pay to Buyer the costs of obtaining the consent or making reasonably satisfactory alternative arrangements; provided that Buyer shall be required to give Sellers advance written notice of any case in which it will seek reimbursement from Sellers pursuant to this provision.

         5.05 Publicity.06 Publicity. Each of the Parties shall consult with the other in advance of issuing or permitting any of its affiliates or representatives to issue any press release or otherwise making any public statement with respect to the transactions contemplated hereby, including the signing of this Agreement, and obtain the prior written approval of the other Party as to the content of any such disclosure, which approval shall not be unreasonably withheld. This provision shall not apply, however, to any announcement or written statement that, upon advice of counsel, is required by law to be made, except that any Party required to make such announcement or statement shall, whenever practicable, consult with the other Party concerning the timing and content of such announcement or statement before it is made.

         5.06 Confidentiality. All of the terms and provisions of the letter agreement dated January 31, 2002 among the Parties are hereby incorporated herein in their entirety by this reference.

         5.07 Changes of Events. Each of the Parties shall notify the others promptly in the event that at any time prior to the Closing the notifying Party becomes aware that any representation or warranty made by the notifying Party hereunder is untrue in any respect or that it is unlikely that any condition to the other Party's obligation to consummate the transactions contemplated by this Agreement will be satisfied by the Closing. In the event that a Party shall have notified the other Party that any representation or warranty made by such notifying Party is untrue in any material respect, or any condition to the other Party's obligations is unlikely to be satisfied, unless such other Party elects to terminate this Agreement in accordance with Section 12.01(b) hereof, such other Party shall be deemed to have waived any claim that the representation or warranty described in the notice has been breached, or that such condition has not been fulfilled, and such representation, warranty, or condition shall be deemed not to have been breached or unfulfilled, as the case may be.

         5.08 Risk of Loss. Subject to the terms of Article 11, Sellers shall bear the risk of loss of or damage to the Sale Property until the Effective Time.

         5.09 Tariffs. (a) GPTX shall cancel GPTX's tariffs, rules and regulations governing transportation of materials in the Pipeline Property as of the Effective Time. GPTX agrees that it shall if possible cause all of such tariff cancellation filings to become effective on a special permission one day notice basis; otherwise, the Closing shall be delayed as necessary in order to permit the tariff cancellation filings to become effective at the Effective Time.

                  (b) GPTX and Buyer agree to file with the Texas Railroad Commission a joint tariff in substantially the form included in Exhibit "N" ("Joint Tariff") and to enter into a division agreement in substantially the form included in Exhibit "N" ("Division Agreement") effective as of the Effective Time. Buyer further agrees that in any joint tariff that includes Buyer and GPTX and involves the delivery to GPTX of crude oil for delivery on its pipeline to Texas City, Texas GPTX will receive a division of $0.40 per barrel, provided that Buyer shall have no obligation to agree to such $0.40 division for any period beginning on or after November 1, 2004.

6. CONDITIONS TO OBLIGATIONS OF BUYER.CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer to effect the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions (unless waived in writing by Buyer):

         6.01 Representations and Warranties True. All representations and warranties made by Sellers in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such date, except for any changes contemplated by the terms of this Agreement or consented to by Buyer in writing.

         6.02 Performance. Sellers shall have performed and complied with, in all material respects, all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

         6.03 HSR Act Waiting Periods. All filings applicable to this Agreement or the transactions contemplated hereby under the HSR Act shall have been made, and the waiting period thereunder with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         6.04 Litigation. No action or proceeding shall be pending or threatened against Sellers or Buyer in any court of law or by any administrative or governmental agency wherein an unfavorable judgment, decree or order could prevent, make unlawful or materially affect consummation of the transactions contemplated by this Agreement or materially impair Buyer's operation of the Pipeline System in the manner heretofore operated by GPTX or Buyer's conduct of the Crude Marketing Business in the manner heretofore conducted by GCO.

         6.05 Authorization and Approvals. All authorizations and approvals by any governmental or regulatory body or any other third party necessary for the consummation of the transactions contemplated by this Agreement shall have been received.

         6.06 Access Agreement Claims. At Closing, there shall be no unresolved material claims of any Party arising under the terms of the Access Agreement, and any and all such material claims shall have been fully settled and released prior to Closing.

         6.07 Other Closing Matters. Prior to or at Closing, Sellers shall have executed and delivered to Buyer or an Affiliate of Buyer each of the agreements required by this Agreement to be executed and delivered at or prior to Closing.

         6.08 Environmental Insurance. Prior to or at Closing Buyer shall obtain from an insurance carrier a policy of environmental insurance insuring the Sale Property on terms and conditions and for a policy premium acceptable to it in its sole discretion. As part of the Closing, the Purchase Price will be reduced by fifty percent (50%) of the policy premiums paid by Buyer for such environmental insurance.

         6.09 Equilon Consent. Prior to or at Closing Buyer shall obtain the consent to assign its rights to seek indemnification with respect to West Columbia Station from Equilon Pipeline Company LLC, or its successor, pursuant to Section 17A. through F. of the Purchase and Sale Agreement between Equilon Pipeline Company, L.L.C. and Genesis Pipeline Texas, L.P. dated September 30, 1998.


7. CONDITIONS TO SELLERS' OBLIGATIONS.CONDITIONS TO APL'S OBLIGATIONS

         The obligations of Sellers to effect the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions (unless waived in writing by Sellers):

         7.01 Representations and Warranties True. All representations and warranties of Buyer contained herein shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such date, except for any changes contemplated by the terms of this Agreement or consented to by Sellers in writing.

         7.02 Performance. Buyer shall have performed and complied with, in all material respects, all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

         7.03 HSR Act Waiting Periods. All filings applicable to this Agreement or the transactions contemplated hereby under the HSR Act shall have been made, and the waiting period thereunder with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         7.04 Litigation. No action or proceeding shall be pending or threatened against Sellers or Buyer in any court of law or by any administrative or governmental agency wherein an unfavorable judgment, decree or order could prevent, make unlawful or materially affect consummation of the transactions contemplated by this Agreement or materially impair Buyer's operation of the Pipeline System in the manner heretofore operated by GPTX or Buyer's conduct of the Crude Marketing Business in the manner heretofore conducted by GCO..

         7.05 Authorization and Approvals. All authorizations and approvals by any governmental or regulatory body or other third party necessary for the consummation of the transactions contemplated by this Agreement shall have been received.

         7.06 Access Agreement Claims. At Closing, there shall be no unresolved material claims of either Party arising under the terms of the Access Agreement, and any and all such material claims shall have been fully settled and released prior to Closing.

8.       OTHER AGREEMENTS

         8.01 Buyer's Assumption of Rights and Obligations. From and after the Effective Time, subject to Buyer's indemnification agreement pursuant to Section 10.03(b) below, and the conditions set forth in this Agreement, Buyer agrees to pay, perform and discharge in due course those obligations of Sellers arising from the instruments described in Exhibits "C-1," "E," "G," "H-1," "H-2" and "I" to the extent that such obligations accrue or arise out of or in respect of the Sale Property from and after the Effective Time. From and after the Effective Time, subject to Sellers' indemnification agreement pursuant to Section 10.03(a) below, and the conditions set forth in this Agreement, Sellers' agrees to pay, perform and discharge in due course those obligations of Sellers arising from the instruments described in Exhibits "C-1," "E," "G," "H-1," "H-2" and "I" to the extent that such obligations accrue or arise out of or in respect of the
 Sale Property prior to the Effective Time.

         8.02 Transition of Crude Oil Contracts. (a) By the Conveyance Instruments, GCO is assigning to Buyer all of its crude oil purchase, sales and buy/sell contracts relating to the Crude Marketing Business, subject to obtaining any required consents to such assignment from the counterparties to such contracts. The Parties shall cooperate to obtain all such consents. Sellers shall provide Buyer (in an electronic format and e-mailed to an individual designated by Buyer), within 48 hours after Closing a copy of GCO's most current divisions of interest for each of the open division order leases. GCO shall incur no liability to Buyer in regard to Buyer's reliance on such divisions of interest and each such division of interest provided to Buyer shall contain the following disclaimer:

         "This transcript has been forwarded by Genesis Crude Oil, L.P. as an accommodation only. It does not necessarily reflect record title. Anyone relying on this transcript for any use does so at his own risk and without any recourse against Genesis Crude Oil, L.P., its successors or assigns."

In addition, GCO shall make a good faith effort to forward to Buyer any division order related correspondence or other information received by GCO within one year after the Effective Time, which correspondence or information is related to those leases for which GCO has provided divisions of interest to Buyer. However, it is expressly understood that GCO shall have no liability of any kind whatsoever to Buyer for any inadvertent errors or omissions that occur in regard to providing such correspondence or other information. GCO hereby assigns to Buyer all indemnification rights of whatsoever nature that it has acquired under all of the division orders pertaining to the Crude Marketing Business.

                  (b) GCO agrees that it will file all unclaimed property reports required by state laws to be filed in calendar year 2003, within the time period prescribed by the applicable law for filing the respective reports, with such reports to cover all unclaimed property as of the Effective Time.

                  (c) GCO shall remain liable for and shall satisfy any and all buy/sell, exchange and other imbalances of crude oil which exist as of the Effective Time.

         8.03 Transitional Services. Prior to execution of this Agreement, the Parties or their Affiliates have negotiated an agreement, which shall have as a condition precedent, the Closing hereunder, under which Sellers or its Affiliates will provide certain transitional services to Buyer commencing with the Closing for a period to end no later than September 30, 2004, which agreement is attached hereto as Exhibit "L."

         8.04 Non-Competition Agreement; Joint Tariffs. Except as provided in the Joint Tariff or in any other joint tariff subsequently agreed upon by Buyer and GPTX pursuant to Section 5.09(b), Sellers shall not, and shall cause its Affiliates to not, compete with Buyer or any of its Affiliates in the business of transporting, purchasing, selling or exchanging crude oil or condensates within the Texas counties identified on Exhibit "G" hereto for a period of five years following the Effective Time. If during such five year non-competition period Sellers or any of their Affiliates sell, lease or otherwise transfer to any Third Person any of their remaining pipeline assets located within the Texas counties identified on Exhibit "G," then in connection with such sale, transfer or other transfer the Third Party shall be required to agree to be bound by the non-competition agreement set forth in this Section 8.04 until the expiration of the five year non-competition period, and Buyer shall be specifically named as a third party beneficiary of such non-competition agreement made by the Third Party.

         8.05     [INTENTIONALLY OMITTED]

         8.06 Transfer of Custody of Inventory. (a) It is understood by the Parties that GPTX has custody of an inventory of crude oil contained in the Pipeline System (hereinafter called "Shipper Inventory"), which Shipper Inventory is not the property of GPTX, but is the property of GPTX's shippers. The Shipper Inventory is specifically excluded from this sale, except as to the transfer of its custody from GPTX to Buyer. At the Effective Time, GPTX will transfer custody of the Shipper Inventory to Buyer, and Buyer will issue to GPTX the necessary documentation to acknowledge receipt of the Shipper Inventory. The quantity and type of the Shipper Inventory, which is the subject of this change of custody, shall be determined and documented as set forth in Exhibit "M," attached hereto and made a part hereof. Within 60 days after the Closing, GPTX shall also provide Buyer with a statement ("Shipper Inventory Statement") certifying the portions of the Shipper Inventory due any shipper as of the Effective Time, which shall correspond to the respective Shipper Inventory calculations. As of the Effective Time, Buyer shall assume responsibility for the proper handling and delivery of the Shipper Inventory on behalf of and in accordance with the direction of the respective shippers.

                  (b) It is understood by the Parties that GCO owns crude oil inventory contained in the Custody Transfer Facilities (hereinafter called "GCO Inventory"), which GCO Inventory shall be sold by GCO to Buyer or an Affiliate of Buyer. The quantity and type of the GCO Inventory as of the Effective Time shall be determined and documented by procedures mutually agreed to by the Parties. The GCO Inventory shall be sold by GCO and purchased by Buyer or an Affiliate of Buyer at fair market value as of the Effective Time. At Closing, Buyer or an Affiliate of Buyer and GCO shall execute and deliver a Crude Oil Contract for the purchase and sale of the GCO Inventory in the form set forth at Exhibit "S".

         8.07   Suspense Account Funds and Division Orders.

                  (a) The Parties acknowledge that certain funds otherwise payable to operators and/or working and royalty interest owners in wells connected, or other owners delivering crude oil in connection with the Crude Marketing Business prior to the Effective Time, have been placed in suspense pending resolution of questions of title, execution of division or transfer orders, or for similar reasons (the "Suspense Account Funds"); provided that the definition of Suspense Account Funds shall not include any negative suspense amounts or entries (i.e., funds payable to GCO by operators and/or working and royalty interest owners) or proceeds held in suspense because such proceeds do not exceed certain minimum dollar thresholds (i.e., minimum suspense).

                  (b) At the Closing (i) GCO shall make a good faith estimate of its liability as of the Effective Time for Suspense Account Funds, (ii) GCO shall retain all Suspense Account Funds although Buyer shall assume and agree to be solely responsible for paying all Suspense Account Payees out of its own account(s), and (iii) Buyer shall receive a credit on the Purchase Price in the amount of liability for Suspense Account Funds as determined by GCO; provided, GCO shall not be entitled to any credit for any account payable resulting from a negative suspense account created by any overpayment of suspense funds to a Third Person; and provided further, if any such negative suspense account is subsequently collected by Buyer, the amount thereof (less actual out of pocket expenses of collection) shall be remitted promptly to GCO. Within twenty (20) days following the Closing, GCO shall determine the actual amount of Suspense Account Funds for which GCO is liable as of the Effective Time, and shall provide to Buyer a statement thereof with reasonable evidence confirming the actual amount of such liability as of the Effective Time. If the actual amount of liability exceeds the amount estimated, then GCO shall pay to Buyer in cash the amount of such excess contemporaneously with furnishing to Buyer said statement. If the actual amount of liability for Suspense Account Funds is less than the amount estimated, Buyer shall pay to GCO in cash the amount of such difference promptly upon receipt by Buyer of said statement. Buyer and GCO agree to cooperate and to make available to each other all information necessary to calculate and to confirm and verify the actual amount of Suspense Account Funds (including all computer data files). GCO may retain copies of such records as are necessary for GCO to make the calculations herein provided to be made by GCO. GCO shall also assign to Buyer all of GCO's rights under division orders relating to properties for which Buyer shall distribute revenues after Closing.

                  (c) For each specific suspense account within the Suspense Account Funds for which Buyer receives a credit on the Purchase Price, Buyer assumes, and shall defend, indemnify and hold GCO harmless from, Claims to the extent that such Claims (including Claims for the actual payment of the Suspense Account Funds for which Buyer receives a credit on the Purchase Price) are attributable to all periods on or after the Effective Time, in connection with such specific suspense account, including, but not limited to, Claims arising from (i) identifying and verifying the rightful owners of the suspended funds,
(ii) litigation in the event that litigation over the suspended funds arises, and (iii) demands for and the actual payment of interest (whether statutory, contractual, common law, or otherwise) on the Suspense Account Funds. GCO shall remain responsible for, and shall defend, indemnify and hold Buyer harmless from, Claims relating to Suspense Account Funds, including Claims for payment of interest on Suspense Account Funds, to the extent that such Claims including Claims for interest (excluding Claims for the actual payment of the Suspense Account Funds for which Buyer receives a credit on the Purchase Price) are attributable to all periods prior to the Effective Time.

                  (d) GCO agrees that is shall be obligated to make a minimum release from Suspense Account Funds as necessary to comply with all state law requirements for calendar year 2003 applicable to the Crude Marketing Business. Prior to or promptly after Closing GCO will make minimum releases as required by state laws for calendar year 2003, and following completion of such minimum releases it shall provide to Buyer information as reasonably required to document the minimum releases made.

                  (e) GCO and Buyer agree that GCO shall not transfer Suspense Account Funds attributable to any crude oil purchase contracts or other contracts associated with the Crude Marketing Business that have been terminated prior to the Effective Time and GCO agrees to remain responsible for, and shall defend, indemnify and hold Buyer harmless from, Claims relating to suspense account funds that arose prior to the Effective Time.

                  8.08     Title Matters

                  (a) Prior to Closing, Buyer shall have the right to inspect and examine title to the Pipeline System. Buyer agrees to conduct an examination of title records furnished by GPTX. At least fifteen (15) days prior to Closing, Buyer shall submit to GPTX a written document identifying (i) any defects in title as determined by Buyer in its reasonable judgment, (ii) any estimate of the cost to cure the same and (iii) such notification and detail as is reasonably available and necessary for GPTX to evaluate the same (the "Title Notification"). Within five (5) days of receipt of Buyer's Title Notification, GPTX shall elect to either (i) bear all costs of the title curative work needed, or (ii) allow Buyer to deduct from the Purchase Price an amount mutually agreed upon by Buyer and GPTX to perform the title curative work needed ("Sellers' Title Election"). If GPTX elects (ii) above and the Parties cannot agree upon the amount of the Purchase Price deduction within 10 days after receipt by Buyer of Seller's Title Election then this issue will be resolved pursuant to the arbitration provisions of Sec. 14.12.

                  (b) Notwithstanding anything herein provided to the contrary, in the event of a breach by Sellers of any of the representations or warranties in Section 3.04, Buyer shall have no right to claim or receive that portion of the damages that result from such breach if such breach was discovered by Buyer from a review and analysis of the title information obtained by Buyer from Sellers on and before the Closing, as (1) a title defect or (2) a loss of or impediment to Seller's title to the Pipeline system; it being the intent of the parties hereto that Buyer's rights and remedies for title defects or the loss of or impediment to GPTX's title to the Pipeline system that are discovered in Buyer's due diligence review are limited solely to the rights and remedies described in this Section 8.08 and Buyer shall not be entitled to any duplicate damages.

                  (b) GPTX shall forthwith undertake and proceed with due diligence to accomplish the title curative work for which it is responsible hereunder. If, and to the extent Buyer receives an adjustment to the Purchase Price in lieu of GPTX completing title curative work, Buyer shall thereafter be responsible for completion of same. Any notice given by Buyer pursuant to this
Section 8.08, or the failure to give any such notice, shall not affect Buyer's right to seek indemnification under Section 13.01.

                  (c) If, in Buyer's reasonable opinion, GPTX has not completed the title curative work for which GPTX is responsible prior to Closing, Buyer shall have the option to either (i) extend the date of the Closing to provide GPTX with additional time to complete the title curative work or (ii) receive an adjustment to the Purchase Price in the amount equal to the curative costs set forth in the Title Notification for which GPTX shall be responsible hereunder, less an amount corresponding to curative items GPTX completes to Buyer's reasonable satisfaction prior to Closing.

                  8.09 Option to Reacquire Pipelines. With respect to (1) the West Columbia Station to Markham 6" diameter pipeline and (2) the Bryan Station to Hearne Station 8" diameter pipeline currently not in service ("Option Pipelines"), which are included in the Pipeline System, GPTX shall have the option to reacquire such Option Pipelines at no cost at any time prior to the fifth anniversary of the Effective Time by giving 60 days advance written notice to Buyer of its desire to reacquire the Option Pipelines. The Option Pipelines shall thereupon be conveyed by Buyer to GPTX "as is, where is" by a bill of sale in a mutually agreed upon form, together with a partial assignment of right-of-way as necessary to convey right-of-way interest for the Option Pipelines, by a partial assignment of right-of-way in a mutually agreed upon form; provided that such assignment shall contain no warranties other than against a third party claiming by, through or under Buyer. At such time, Buyer and GPTX shall also negotiate and sign a shared right-of-way services agreement providing for the terms and conditions under which Buyer will maintain the shared right-of-way for the benefit of itself and GPTX, and provide certain services to GPTX, and GPTX will contribute to the cost of such right of way and related services.

         9. EMPLOYEES

                  (a) Buyer shall have no liability whatsoever to employees of Sellers with respect to accrued pension benefits, if any, or other employee benefits for such employees' services with Sellers, including severance payments, whether or not any such employees are offered employment by, or become employees of, Buyer. Sellers shall indemnify and hold harmless and defend Buyer from and against any claim, debt, demand, loss, liability, expense, or cause of action asserted or to be asserted by or on behalf of any of Sellers' employees and officers, or arising from such assertions including, without limitation, workers compensation claims, arising out of events or occurrences up to and including the Effective Time.

                  (b) Sellers shall within 10 days after signing this Agreement provide Buyer with a list of employees of Sellers engaged in the business of the Sale Property, including name and position. Buyer may offer employment to any such employee on such terms and conditions as it determines in its sole discretion. Buyer shall have no obligation to offer employment to any employees of Sellers.

                  (c) With respect to employees hired by Buyer, Buyer shall indemnify and hold Sellers harmless from and against liability under any pension plan or benefit policy or arrangement maintained or sponsored by Buyer arising out of events and conditions occurring subsequent to such employee's date of hire by Buyer.

10. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         10.01 Survival of Representations. All representations and warranties made by Sellers and Buyer in this Agreement shall survive the Closing hereunder for a period of two years from the Effective Time; provided, however, representations and warranties with respect to any particular tax made by Sellers or Buyer in this Agreement shall survive the Closing hereunder until the tax period, including any period for recovery of a deficiency, is closed. All covenants and agreements contained in this Agreement, including but not limited to agreements to indemnify either Party shall, except to the extent specifically limited herein, be perpetual in term.

         10.02 Definitions. For the purposes of this Article 10 only, the following terms shall have the meanings indicated:

                  (a) "Sellers" shall mean, when Sellers are an indemnifying party, collectively Genesis Pipeline Texas, L.P. and Genesis Crude Oil, L.P.; and when Sellers are indemnified parties, collectively Genesis Pipeline Texas, L.P. and Genesis Crude Oil, L.P, their Affiliates, successors and assigns, and any of their employees, officers, directors, agents and representatives.

                  (b) "Buyer" shall mean, when Buyer is an indemnifying party TEPPCO Crude Pipeline, L.P.; and when Buyer is an indemnified party, TEPPCO Crude Pipeline, L.P, its Affiliates, successors and assigns, and any of their employees, officers, directors, agents, and representatives.

         10.03 Damages.(a) Subject to the terms and conditions of this Article 10, and except with respect to Environmental Damages, which are dealt with exclusively in Section 10.04 below, Sellers shall jointly and severally indemnify, defend and hold harmless Buyer from and against and shall reimburse Buyer for any and all Damages associated with, relating to, arising from, incidental to, growing out of or caused in any degree by:

                           (i) any breach by Sellers of any representation or
warranty of Sellers contained in this Agreement, but only if Sellers receives written notice of any claim for indemnification by Buyer pursuant to 10.05 below on or before the date three years after the Effective Time.

                           (ii) any breach by Sellers of any covenant or
agreement contained in this Agreement;

                           (iii) any injury to or death of any person or persons
relating to the Sale Property and the activities thereon, including omissions and failures to act, prior to and up to the Effective Time;

                           (iv) any damage to or loss of any third party
property relating to the Sale Property and the activities thereon, including omissions and failures to act, prior to and up to the Effective Time;

                           (v) any violation of or failure to comply with any
applicable law, regulation, decree, understanding, ordinance, rule or order relating to the Sale Property and activities thereon, including omissions and failures to act, prior to and up to the Effective Time; and

                           (vi) any other obligation or liability based upon or
arising out of the ownership or operation of the Sale Property prior to and up to the Effective Time.

                  (b) Subject to the terms and conditions of this Article 10, and except with respect to Environmental Damages, which are dealt with exclusively in Section 10.04 below, Buyer shall indemnify, defend and hold harmless Sellers from and against and shall reimburse Sellers for any and all Damages associated with, relating to, arising from, incidental to, growing out of or caused in any degree by:

                           (i) any breach by Buyer of any representation or
warranty of Buyer contained in this Agreement, but only if Buyer receives written notice of any claim for indemnification by Sellers pursuant to 10.05 below, on or before the date three years after the Effective Time;

                           (ii) any breach by Buyer of any covenant or agreement
contained in this Agreement;

                           (iii) any injury to or death of any person or persons
relating to the Sale Property and activities thereon, including omissions and failures to act, from and after the Effective Time;

                           (iv) any damage to or loss of any third party
property relating to the Sale Property and activities thereon, including omissions and failures to act, from and after the Effective Time;

                           (v) any violation of or failure to comply with any
applicable law regulation, decree, understanding, ordinance, rule or order relating to the Sale Property and activities thereon, including omissions and failures to act, from and after the Effective Time; and

                           (vi) any other obligation or liability based upon or
arising out of the ownership or operation of the Sale Property from and after the Effective Time.

         10.04 Environmental Damages. (a) Notwithstanding the terms and provisions of Section 10.03 above, but subject to Section 10.04(b) below, Buyer shall indemnify, defend, reimburse, and hold harmless Sellers from and against any and all Environmental Damages (i) pertaining in any manner whatsoever to the activities that occur on the Sale Property at any time after the Effective Time, and (ii) that are attributable to any Environmental Condition that is not discovered within ten (10) years after the Effective Time.

                  (b) Notwithstanding the terms and provisions of Section 10.03 and 10.04(a) above, Sellers shall jointly and severally indemnify, defend, reimburse and hold harmless Buyer from and against Environmental Damages based upon or arising out of the ownership or operation of the Sale Property prior to and up to the Effective Time, subject to the following limitations:

         (i) Buyer shall not be entitled to be indemnified by Sellers against any Environmental Damages that are attributable to any Environmental Condition that is not discovered within ten (10) years after the Effective Time;

         (ii) Buyer shall be required to bear the first $25,000 ("Deductible") of Environmental Damages attributable to any Environmental Condition or Environmental Claim; provided, however, that Buyer shall not be required to bear more than an aggregate amount of $100,000 of Deductibles, such that once Buyer has borne an aggregate amount of $100,000 in Deductibles thereafter Sellers shall be required to indemnify Buyer for all future Environmental Damages (subject to Section 10(b) (iii) below); and

         (iii) Buyer's right to indemnification from Sellers for Environmental Damages shall be limited to the aggregate amount of $2,000,000.

         (iv) Sellers and Buyer agree that, as between Sellers and Buyer, Sellers shall retain liability for all Environmental Damages based upon or arising as a result of (1) ChevronTexaco Contamination occurring prior to or after the Closing Date that has migrated or migrates on or under the West Columbia Pipeline Station at any time prior to or after the Closing Date, and
(2) ChevronTexaco Contamination occurring prior to or after the Closing Date that has migrated or migrates offsite onto the property of any other landowner from the West Columbia Pipeline Station at any time prior to or after the Closing Date; and further that Sellers shall indemnify Buyer from and against all such Environmental Damages in accordance with the terms of Sections 10.04(b) and 10.05 of the Agreement, provided that Buyer shall not be required to bear a Deductible as to such Environmental Damages and the amount indemnified by Sellers to Buyer on account of such Environmental Damages shall not reduce the $2,000,000 Buyer indemnity limit set forth in Section 10.04(b)(ii).

         (v) For so long as the indemnifications of this Section 10.04(b) survive, Buyer shall not, and shall cause its Affiliates to not, perform any environmental due diligence beyond a Phase I environmental analysis nor any subsurface investigation or invasive or destructive sampling on the Sale Property, unless (1) required or requested by a federal, state, or local regulatory or judicial body or required by any Legal Requirement, (2) in connection with investigating a release by Buyer or (3) reasonably necessary to protect Buyer's interest in a dispute with Sellers or any third party. A breach of this covenant by Buyer shall terminate Sellers' indemnification pursuant to this Section 10.04(b) with respect to the pipeline segment or station where such environmental due diligence is conducted. Sellers acknowledge and agree that the covenant set forth in this paragraph shall not apply to any due diligence of any kind performed by Buyer at the West Columbia Pipeline Station that is reasonably necessary for the purpose of delineating the ChevronTexaco Contamination.

         10.05 Indemnification Procedure. In the event that any Party receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article 10, and such Party intends to seek indemnity from the other Party pursuant to this Section 10.05, such Party shall provide the other Party with written notice of such intent, within 30 days of the receipt by the party seeking indemnification of notice of such action, proceeding, claim, penalty or assessment, and such other Party shall be entitled to participate in or, at such other Party's option, assume control of the defense, appeal or settlement of such action, proceeding, claim, penalty or assessment with respect to which such indemnity has been invoked, and the Party that requested indemnification will fully cooperate with the other Party in connection therewith; provided that no party shall settle or compromise any such action, proceeding, claim, penalty or assessment with respect to which indemnification has been sought without the other Party's prior written consent, which consent shall not be unreasonably withheld.

11. DAMAGE OR CONDEMNATION

         If, prior to the Closing, any substantial damage to or destruction of the Sale Property occurs which interferes in a materially adverse manner with the operation, value or use of the Sale Property as a whole, or should all or any portion of the Sale Property be condemned or should there be filed prior to the Closing condemnation proceedings affecting all or any portion of the Sale Property the condemnation of which would interfere in a materially adverse manner with the operation, value or use of the Sale Property as a whole, Sellers shall notify Buyer immediately upon learning of such event. Sellers shall then have the right, but not the obligation, to cure the same by substantially restoring the Sale Property to its condition immediately prior to such damage or condemnation, provided that such restoration can be completed by the Closing or other date acceptable to Buyer. Should Sellers determine not to restore the Sale Property to its condition immediately prior to such damage or condemnation, Buyer may elect either to waive the damage or condemnation, or declare this Agreement terminated, without liability to either Party.

12. TERMINATION OF AGREEMENT

         12.01 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the
Closing:

                  (a) by either Buyer or Sellers if the Closing shall not have occurred on or before December 1, 2003, if the failure of the Closing to occur on or before such date did not result from the failure by the Party seeking such termination to fulfill any material undertaking or commitment provided for herein that is required to be fulfilled by it prior to the Closing;

                  (b) by either Buyer or Sellers, within 15 days after receipt of notice from the other that any representation or warranty made by the other Party is untrue in any material respect or any condition to such Party's obligations is unlikely to be satisfied, provided that such misrepresentation or failure of a condition did not result from the failure by the Party seeking such termination to fulfill any material undertaking or commitment provided for herein which is required to be fulfilled prior to the Closing;

                  (c) by Buyer if environmental assessments, inspection and monitoring pursuant to the Access Agreement reveal any condition that materially impairs the conduct of the business of the Sale Property in substantially the manner heretofore conducted by Sellers; or

                  (d) by Buyer if its review of Sellers' books and records pursuant to Section 4.04 above or review of any item or information disclosed in any exhibit to this Agreement, reveals any condition that materially impairs the value of the Sale Property.

         12.02 Procedure Upon Termination. In order to terminate this Agreement pursuant to Article 11, or Section 12.01 hereof, written notice shall forthwith be given by the Party electing to terminate this Agreement to the other Party and, except as provided by Section 12.03 hereof, if applicable, and Section
12.04 hereof, this Agreement and the transactions contemplated by this Agreement shall thereupon be terminated and abandoned, without further action by Buyer or Sellers. If the transactions contemplated by this Agreement are terminated and abandoned as provided herein:

                  (a) each Party will promptly redeliver to the other Party all documents, work papers and other material furnished by such Party relating to the transactions contemplated hereby (including all copies made thereof), whether so obtained before or after the execution hereof;

                  (b) all confidential information received by any Party with respect to the other Party or any of its affiliates shall be treated in accordance with the letter agreement referenced in Section 5.08 hereof; and

                  (c) notwithstanding the foregoing, termination of this Agreement pursuant to Section 12.01(a) or 12.01(b) hereof shall not in any way limit or restrict the rights and remedies of any Party against any other Party that has violated or breached any of the representations, warranties, agreements or other provisions of this Agreement prior to termination hereof, but no Party shall have any rights or claim against the other Party if a representation or warranty of such other Party becomes untrue or a condition is not fulfilled unless such breach or failure is due to a breach by such other Party of its obligations under Section 5.03 hereof.

         12.03 Sellers Right to Cure. Any termination notice delivered by Buyer pursuant to Section 12.01(c) or (d) shall be effective only if it specifies in reasonable detail the condition that materially impairs the conduct of the business of the Pipeline System or the value of the Sale Property, as applicable. Sellers shall then have the right for thirty days following receipt of such notice to elect, by written notice to Buyer, to remedy such condition; in such event, this Agreement shall not be terminated, but rather shall remain in force and effect, so long as Sellers are engaged during such 30-day cure period in a good faith effort to remedy the condition identified by Buyer in its notice.

         12.04 Effects of Termination. The provisions of Sections 5.05, 5.06, 12.02, 14.01 and 14.02 shall survive the termination of this Agreement.

13.      TAXES - PRORATIONS AND ADJUSTMENTS

         13.01 Proration. Proration of the following items relating to the Sale Property will be made as of the Effective Time, with all such items attributable to the period prior to the Effective Time being for the sole account of Sellers and all such items attributable to the period after the Effective Time being for the sole account of Buyer:

                  (a) Water taxes and taxes related to solid or hazardous waste management, if any, on or with respect to the Sale Property. There will be an initial proration of such taxes, if necessary, based on the most recent tax bills plus or minus any known increase or decrease and a final proration based on the actual tax bills relating thereto. Such final proration and remittance of any balance due shall be accomplished among Buyer and Sellers promptly following receipt of the actual tax bills and determination of amounts owed.

                  (b) Personal property taxes and real estate taxes on or with respect to the Sale Property. Proration of such taxes will be based on the most recent tax bills, plus or minus any increase or decrease known as of the Closing. The owner of record on the assessment date shall file all required reports and returns and shall pay all such taxes due with respect to the tax period within which the Effective Time occurs. If Sellers are the owner of record on the assessment date, then Buyer shall pay its prorated portion of taxes within 30 days after receipt of Sellers' invoice therefor.

                  (c) The amount of rents and charges for water, sewer, telephone, electricity and other utilities and fuel.

                  (d) Such other amounts and charges as are normally subject to proration between a buyer and a seller of real and personal property interests such as rents, fees and other amounts paid by or to Sellers under any lease or other contract or arrangement covering the Sale Property.

                  (e) Annual permits and/or inspection fees.

Sellers and Buyer shall furnish each other with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

         13.02 Deposits. All rental deposits and prepayments which Sellers have made in respect of the operation of the Sale Property as of the Effective Time and which can be transferred to Buyer shall be purchased by Buyer from Sellers at the Closing. The amount and nature of such deposits as of the date hereof are set forth in Exhibit "O". Prior to the Closing, Exhibit "O" shall be revised by Sellers to reflect the amount of such deposits as of the Effective Time.

         13.03 Sales Taxes; Recording Fees. Sellers and Buyer believe that this purchase and sale of the Interests constitutes an isolated or occasional sale and is not subject to sales Tax; provided, however, if any sales, transfers, use Taxes or other similar Taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, Buyer shall timely pay and solely bear all such Taxes. Buyer shall pay all fees for recording all instruments of conveyance or applications for permits or licenses or the transfer relating thereof to the transfer of the interests included in the Sale Property.

         13.04 Cooperation. Each Party shall provide the other Party with reasonable access to all relevant documents, data and other information which may be required by the other Party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each Party shall cooperate with all reasonable requests of the other Party made in connection with determining or contesting tax liabilities attributable to the Sale Property. Notwithstanding anything to the contrary contained in this Agreement, neither Party to this Agreement shall be required at any time to disclose to the other Party any tax returns or other confidential tax information.

         13.05 Document Retention. (a) Subject to the provisions of 13.05(b), Buyer agrees that all books and records delivered to Buyer by Sellers pursuant to the provisions of this Agreement shall be open for inspection by representatives of Sellers at reasonable times and upon reasonable notice during regular business hours following the Effective Time for such period as may be required by law or governmental regulation (in the case of tax records, for a period of ten years following the Effective Time), and that Sellers may during such period at its expense make such copies thereof as it may reasonably request; provided, however, that Buyer may condition Sellers' access to such books and records upon the adequate protection of information concerning Buyer's post-Closing affairs, including, without limitation the execution of a formal confidentiality agreement in form and substance comparable to the confidentiality agreement referenced in Section 5.07. Sellers agrees that such documents and materials as shall be retained by Sellers shall be open for inspection by Buyer, provided such inspection is related to the Sale Property, or the conduct of business or the operation of the Sale Property at reasonable times and upon reasonable notice during regular business hours for such period following the Effective Time as may be required by law or governmental regulation, and that Buyer may during such period at its expense make such copies thereof as it may reasonably request.

                  (b) Without limiting the generality of the foregoing, for such period as may be required by law or governmental regulation, Buyer shall not destroy any original or final copy of any of the books and records delivered to Buyer by Seller hereunder without first offering Sellers the reasonable opportunity, at Sellers' expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof. After the conclusion of such period, Buyer shall offer Sellers the reasonable opportunity to recover all such books and records prior to destroying the same.

                  (c) From and after the Effective Time, Sellers and Buyer each shall use its best efforts to afford the other access to its employees who are familiar with the operations of the Sale Property for proper corporate purposes, including without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all expenses (including wages and salaries) reasonably incurred by either Party in connection with this Section 13.05(c) shall be paid or promptly reimbursed by the Party requesting such services.

         13.06 Receivables. Notwithstanding the Closing, all of the accounts receivable due to Sellers from third parties based upon its operation of the Pipeline System through the Effective Time shall be retained by Sellers. Buyer shall utilize reasonable commercial efforts to assist Sellers, at Sellers' reasonable request, in the collection of such accounts receivable; provided, however, that such assistance shall not require Buyer to expend any sum of money.

14.      MISCELLANEOUS

         14.01 No Brokers. Each Party represents and warrants that there are no claims for brokerage commissions or finders' fees or other like payments in connection with the transactions contemplated by this Agreement. Each Party will pay or discharge, and will indemnify and hold harmless the other from and against, any and all claims for brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying Party.

         14.02 Expenses; Taxes. Except as otherwise provided herein, each Party will pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby.

         14.03 Further Assurances. Each Party will from time to time after the Closing and without further consideration, upon the request of the other Party, execute and deliver such documents and take such actions as the other Party may reasonably request in order to consummate more effectively the transactions contemplated hereby; provided, however, that no such request shall require either Party to make any expenditure.

         14.04 Assignment; Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties; provided that neither Party may transfer or assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the other Party; and provided further that the assignment by either Party of its rights under this Agreement to a corporate subsidiary or affiliate of the Party shall be a permitted assignment for the purposes of this Section, but no such assignment shall relieve the assigning party of its obligations hereunder.

         14.05 Entire Agreement; Amendments. This Agreement, including the exhibits and any agreements or other writings referred to herein or delivered pursuant hereto, contains the entire understanding of the Parties with respect to the matters addressed by its terms. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and undertakings between the Parties with respect to its subject matter, except to the extent any such prior agreement is specifically referred to herein. This Agreement may be amended or modified only by a written instrument duly executed by each of the Parties. Unless otherwise provided herein, any condition to a Party's obligations hereunder may be waived only in writing by such Party.

         14.06 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         14.07 Interpretation. The article and section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.08 Notices. All notices, claims, certificates, requests, demands and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by hand, telex, telecopy or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

                  (a) If to Buyer:

                           TEPPCO Crude Pipeline, L.P.
                           210 Park Avenue, Suite 1600
                           Oklahoma City, Oklahoma 73102
                           Attention:  President


                  (b) If to Sellers:

                           Genesis Energy, L.P.
                           500 Dallas, Suite 2500
                           Houston, TX 77002
                           Attention:  President

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above; provided, however, that any notice of change of address shall not be deemed to have been given to any Party until actually received by such Party.

         14.09 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

         14.10 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

         14.11 Certain Rights. The Parties waive any rights to incidental or consequential damages resulting from a breach of this Agreement, including without limitation, loss of profits. In the event suit or action arising out of this Agreement should be brought by either Party hereto, the prevailing Party, after conclusion of all appeals, shall be entitled, as a part of such judgment, to costs and expenses incurred with respect thereto, including court costs and reasonable attorney's fees.

         14.12    Arbitration.

                  (a) Any and all claims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any of its provisions, or the relationship between the Parties created by this Agreement, whether sounding in contract, tort, or otherwise, whether provided by statute or the common law, for damages or any other relief (all of which are referred to herein as "Disputes"), shall be resolved by binding arbitration pursuant to the Federal Arbitration Act. The arbitration may be initiated by either Party by providing to the other a written notice of arbitration specifying the Disputes to be arbitrated. If a Party refuses to honor its obligations to arbitrate, the other Party may seek to compel arbitration in either federal or state court. The arbitration proceeding shall be conducted in Houston, Texas, or other location mutually agreed upon by the Parties. Within 30 days of the notice initiating the arbitration procedure, each Party shall designate one arbitrator, who need not be impartial. If a Party fails to designate an arbitrator, the other Party shall have the right to designate a second arbitrator. The two arbitrators shall select a third arbitrator. Each Party shall pay the costs and expenses of the arbitrator selected by it or for it, and 1/2 of the costs and expenses of the third arbitrator and other costs of the arbitration (facilities rental charges, if applicable, etc.).

                  (b) The three arbitrators shall make all of their decisions by majority vote. The enforcement of this Agreement to arbitrate, the validity, construction, and interpretation of this Agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this Agreement to arbitrate, including, without limitation, the issues subject to arbitration, the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this entire Agreement or to enter into this Agreement to arbitrate, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act. In deciding the substance of the Parties' Disputes, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other State's law). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified in this Agreement. It is contemplated that although the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, the arbitration proceeding will be self-administered by the Parties; provided, if a Party believes the process will be enhanced if it is administered by the American Arbitration Association, such Party shall have the right to cause the process to become administered by the American Arbitration Association by applying to the American Arbitration Association and, thereafter, the arbitration shall be conducted pursuant to the administration of the American Arbitration Association. In determining the extent of discovery, the number and length of depositions, and all other pre-hearing matters, the arbitrators shall endeavor to the extent possible to streamline the proceedings and minimize the time and cost of the proceedings. There shall be no transcript of the hearing. The final hearing shall be conducted within 120 days of the selection of the third arbitrator. The final hearing shall not exceed 10 Business Days, with each Party to granted one-half of the allocated time to present its case to the arbitrators. All proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential by the Parties.

                  (c) Only damages allowed pursuant to this Agreement may be awarded. It is expressly agreed that the arbitrators shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any Dispute, either in arbitration or in litigation. The arbitrators shall render their final decision within 20 days of the completion of the final hearing fully resolving all of the Disputes that are the subject of the arbitration proceeding. The arbitrators' ultimate decision after final hearing shall be in writing. The arbitrators shall certify in their decision that no part of their award includes any amount for treble, exemplary or punitive damages not allowed hereunder. The arbitrators' decision shall be final and non-appealable to the maximum extent permitted by law. Any and all of the arbitrators' orders and decisions may be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court having jurisdiction.

15.      DEFINITIONS.

         "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the definition of "Affiliate," the term "control" (including the correlative terms "controlled by" and "under the common control of"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract, or otherwise.

         "Claims" means any demand, claim, damage, expense, action, suit, proceeding, judgment, damage, loss, payment, obligation, penalty, assessment, disbursement, cost or expense (including interest), awards, judgments, settlements, fines, costs of remediation (including, without limitation, investigation and assessment required in connection therewith), diminutions in value, fees, disbursements and expenses, and fees of attorneys, accountants, and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever actually incurred, suffered, or paid by a Party or liability of any nature whatsoever relating to the ownership, operation, or maintenance of any asset included in the Sale Property or the provisions of this Agreement.

         "ChevronTexaco Contamination" means soil and groundwater contamination migrating to the Sellers' West Columbia Pipeline Station, located south of FM 1301 from the historical operations owned and operated by ChevronTexaco.

         "Damages" means losses, damages (whether compensatory, punitive, consequential, or special in nature), obligations, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees, expenses and court costs).

         "Environmental Audit" means the environmental studies or audits with respect to the Sale Property conducted prior to the Closing by an environmental consulting firm at the request of Buyer.

         "Environmental Claims" means Claims by any Governmental Body or Person for Environmental Conditions, situations, circumstances, events or incidents on, at or concerning, originating at or relating to any of the Pipeline System and arising from or related to a violation of, or remedial requirement under, any Environmental Law.

         "Environmental Condition. DESCRIPTION OF SALE PROPERTY" means surface soil, subsurface soil, surface water, and/or groundwater contamination, or other types of Releases of Hazardous Materials or environmental damage or contamination in, on, around or under the Assets or arising, originating or migrating offsite from the Assets, including offsite disposal thereof and which requires containment, remediation, clean-up, restoration, removal or monitoring under Environmental Laws.

         "Environmental Damages" means Damages, together with the costs of remediation including, but not limited to, reasonable consultant and lab fees, arising out of Environmental Claims, Environmental Conditions or Environmental Requirements.

         "Environmental Laws" means any and all Legal Requirements or orders, rules, codes, policies, directives, standards, licenses or permits of any Governmental Body relating to Hazardous Materials, the abatement of pollution, protection or restoration of the environment, or ensuring public health and safety from environmental hazards, specifically including, but not limited to, those relating to the exposure to, or the use, Release, emission, presence, storage, treatment, generation, transportation, processing or handling, management or control of, Hazardous Materials, in effect as of the Effective Time, including, but not limited to, the Safe Drinking Water Act, 42 U.S.C.ss. 300f et seq.; Federal Water Pollution Control Act, 33 U.S.C.ss. 1251, et. seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C.ss.136 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq.; the Oil Pollution Act of 1990,
33 U.S.C.ss. 2701 et seq.; the Clean Water Act, 33 U.S.C.ss. 1251 et seq.; the Clean Air Act, 42 U.S.C.ss.7401 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.ss.9601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 9601 et seq.; and the Emergency Planning and Community Right to Know Act, 42 U.S.C.ss. 11001 et seq., and all similar statutes adopted by the State of Texas, in effect as of the Effective Time.

         "Environmental Requirements" means all applicable past, present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, and the states and political subdivisions thereof, and all principles of common law, pertaining to protection of the environment, and injury to the health of humans and damages to natural resources resulting from failure to protect the environment.

         "Hazardous Material" means (a) any chemicals, materials or substances defined as "hazardous waste", "hazardous substance", "extremely hazardous substance", "toxic chemical", "hazardous chemical", "toxic pollutants", "contaminants", "chemical", "chemical substance", or "asbestos", as such terms are defined in any of the Environmental Laws in such quantities or concentrations as are regulated by such Environmental Laws; and (b) any petroleum or petroleum products, natural or synthetic gas, radioactive materials, Asbestos, urea formaldehyde foam insulation in such quantities, condition or concentrations as are regulated by Environmental Laws.

         "Governmental Body" means any (a) nation, state, county, city, town, village, district, territory, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitration panel.

         "Legal Requirement" means any order, constitution, law, ordinance, regulation, statute, or treaty issued by any Governmental Body, or any principle of common law or governmental interpretation thereof.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, business, syndicate, sole proprietorship, association, organization, labor union, or other entity or Governmental Body.

         "Release" or "Released" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including, but not limited to, the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) of a substance into the environment.

         "Third Person" means any Person other than Sellers or Buyer or their respective Affiliates.

         IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

                                                 TEPPCO Crude Pipeline, L.P.
                                                 By:  TEPPCO Crude GP, LLC,
                                                        general partner




                                                 By:    /s/  J. MICHAEL COCKRELL
                                                        ------------------------
                                                 Name:  J. Michael Cockrell
                                                 Title:  President




                                                 Genesis Pipeline Texas, L.P.
                                                 By: Genesis Energy, Inc.
                                                        general partner




                                                 By:    /s/  MARK J. GORMAN
                                                        ------------------------
                                                 Name:  Mark J Gorman
                                                 Title: President


                                                 Genesis Crude Oil, L.P.
                                                 By: Genesis Energy, Inc.
                                                        general partner




                                                 By:    /s/  MARK J. GORMAN
                                                        ------------------------
                                                 Name:  Mark J. Gorman
                                                 Title:  President

                                LIST OF EXHIBITS


Exhibit "A-1"Description of Pipeline System [Sec. 1.01(a)]

Exhibit "A-2"Map of Pipeline System [Sec. 1.01(a)]

Exhibit "B-1"Description of Real Estate [Sec. 1.01(b)(i)]

Exhibit "B-2"Liens on Real Estate [Sec. 3.04]

Exhibit "C-1"Description of Easements, Rights of Way, Etc. [Sec. 1.01(b)(ii)]

Exhibit "C-2"Liens on Easements, Rights of Way, Etc. [Sec. 3.04]

Exhibit "D-1"Description of Personal Property and Equipment [Sec. 1.01(b)(iii)]

Exhibit "D-2"Liens on Personal Property and Equipment [Sec. 3.05]

Exhibit "E" Pipeline Contracts [Sec. 1.01(b)(v) and 3.17(a)]

Exhibit "F" Excluded Property [Sec. 1.01(c)]

Exhibit "G" Assigned Crude Marketing Contracts [Sec. 1.02(a) and 8.04]

Exhibit "H-1" Crude Oil Custody Transfer Facilities [Sec. 1.02(d)]

Exhibit "H-2" Crude Oil Equipment Leases and Rental Contracts [Sec. 1.02(e)]

Exhibit "I" Crude Marketing Agreements [Sec. 1.02(f)]

Exhibit "J" Litigation [Sec. 3.08]

Exhibit "K" Permits [Sec. 1.01(b)(iv) and 3.14]

Exhibit "L" Form of Transition Services Agreement [Sec. 8.03]

Exhibit "M" Pipeline Inventory Procedures [8.06]

Exhibit "N" Form of Joint Tariff and Division Agreement [Sec. 5.09(b)]

Exhibit "O" Deposits [Sec. 13.02]

Exhibit "P" Required Consents [Sec. 3.16 and 3.24]

Exhibit "Q" Purchase Price Allocation [Sec. 2.05]

Exhibit "R" Disclosure of Environmental Conditions [Sec. 3.14]

Exhibit "S" Crude Oil Contract [Sec. 8.06(b)]
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